Exhibit 10.26
Summary of Non-Employee Director Compensation

The following summary describes the individual components of the non-employee director compensation of Ingredion Incorporated (the “Company”) in 2026.

Effective January 1, 2026, each non-employee director is entitled to an annual retainer of $275,000, which consists of (i) an annual cash retainer of $105,000, paid in four equal quarterly installments on the last business day of each 2026 calendar quarter, with the exception of the fourth calendar quarter installment, which shall be paid on the date in December 2026 of the People, Culture, and Compensation (“PCC”) committee meeting and (ii) an annual equity retainer with a targeted value of $170,000 in Company restricted stock units with one-year cliff vesting issued under the Company’s 2023 Stock Incentive Plan (the “2023 SIP”), which shall be granted on May 20, 2026, the date of the Company’s 2026 annual stockholder meeting.

The timing of equity grants will transition in 2026 from a calendar-year basis to a twelve-month basis centered around the Company’s annual stockholder meeting. Service during the period from January 1, 2026 to May 19, 2026, will continue to be compensated under the prior compensation plan, so in addition to the $170,000 of targeted equity value above, in 2026 only, each non-employee director will receive (i) an equity retainer of $42,500 in Company common stock under the 2023 SIP on March 31, 2026 to cover the period from January 1, 2026 to March 31, 2026, and (ii) an equity retainer with targeted value of $22,884.62 in Company restricted stock units with one-year cliff vesting issued under the 2023 SIP, which shall be granted on May 20, 2026, the date of the Company’s 2026 annual stockholder meeting.

The following additional payments shall also be made. If the Chairman of the Board is an independent director, the Company’s Chairman of the Board receives an additional annual retainer of $175,000, which consists of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments. If there is a Lead Director instead of an independent Chairman of the Board, the Company’s Lead Director receives an additional annual retainer of $40,000, which consists of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments.

The chair of the Audit Committee receives an additional annual retainer of $25,000, which consists of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments. The chair of the PCC committee receives an additional annual retainer of $20,000, which is consists of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments. The chair of the Corporate Governance and Nominating Committee receives an additional annual retainer of $15,000, which consists of 100% cash and shall be paid in equal quarterly installments on the same dates as the cash retainer installments.

Under the Company’s Amended and Restated Outside Director Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan, non-employee directors are entitled to defer all or a portion of their cash, including amounts received in connection with service as Chairman of the Board or a committee chair, into stock equivalent rights issued under the 2023 SIP. With respect to the stock grant issued on March 31, 2026, non-employee directors may defer this grant into restricted stock units with immediate vesting. If a deferral is elected by a non-employee director, settlement of the restricted stock units or stock equivalent rights is deferred until at least six months and no more than ten years and six months after the director’s termination of service on the Board of Directors, at which time the restricted stock units will be settled in one or more installments by delivery of shares of common stock, and the stock equivalent rights will be settled in shares. In both cases, the equity administrator will process whole and fractional shares.